Exhibit 99.1
                             News Release

Contact: McClellan Harris III - Chief Financial Officer and
         Treasurer
         Telephone 909/394-3600, extension 705

FOR IMMEDIATE RELEASE.........

                    SOUTHERN CALIFORNIA WATER COMPANY
                       ANNOUNCES THE FORMATION OF
       AMERICAN STATES WATER COMPANY, ITS NEW HOLDING COMPANY
       WHOSE SHARES WILL BE LISTED ON THE NEW YORK STOCK EXCHANGE

     San Dimas, California, June 30, 1998 . . . Effective at 12:01 am on Tuesday, July 1, 1998, Southern California Water Company, which currently trades on the New York Stock Exchange with the symbol "SCW", will become a wholly-owned subsidiary of its new holding company, American States Water Company. Outstanding common shares of Southern California Water Company will be converted to common shares of American States Water Company, which will be traded on the New York Stock Exchange under the symbol "AWR".

      "Formation of the holding company, approved by shareholders on April 28, 1998 and by the California Public Utilities Commission on June 18, 1998, enhances our ability to pursue a variety of unregulated activities which are closely associated with our regulated business, including the lease or operation and maintenance of municipally owned retail water supply and distribution systems, water treatment facilities and wastewater collection and treatment facilities and providing billing and other customer service functions to other utilities", said Floyd
E. Wicks, President and Chief Executive Officer.

      "We believe that a number of opportunities are available for investor-owned utilities to assist municipalities and special water districts in reducing the costs of providing water service and improving infrastructure to meet the increasing stringent state and federal drinking water and local fire protection standards. The holding company structure facilitates the development and financing activities in this area and will afford a clearer separation between the regulated and unregulated businesses," Wicks said.

     Southern California Water Company, the principal subsidiary of American States Water Company, provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal, and Southern California. The Company also distributes electricity to approximately 20,000 customers in the Big Bear recreational area of Southern California.